Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars in Millions, except Per Ton Data)

	2011		2010	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2011	2010
NET SALES	$1,218.8	$1,289.0	$1,031.7	$3,694.8	$2,923.4

Cost of materials sold	1,045.1	1,125.1	892.6	3,200.5	2,517.9

Gross profit	173.7	163.9	139.1	494.3	405.5

Warehousing, delivery, selling, general and administrative	138.3	139.8	128.7	413.3	373.6
Restructuring and other charges	0.4	0.6	—	1.3	—
Gain on insurance settlement	—	—	—	—	(2.6)
Impairment charge on fixed assets	2.2	2.5	0.2	4.7	1.2

OPERATING PROFIT	32.8	21.0	10.2	75.0	33.3

Other income and (expense), net	1.2	(0.7)	(1.9)	6.2	(2.0)
Interest and other expense on debt	(20.3)	(20.4)	(18.8)	(60.4)	(56.6)

INCOME (LOSS) BEFORE INCOME TAXES	13.7	(0.1)	(10.5)	20.8	(25.3)

Provision for income taxes	3.5	7.7	5.1	10.0	11.4

NET INCOME (LOSS)	10.2	(7.8)	(15.6)	10.8	(36.7)

Less: Net loss attributable to noncontrolling interest	(1.9)	(0.6)	(1.1)	(3.5)	(1.3)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON INC.	$12.1	$(7.2)	$(14.5)	$14.3	$(35.4)

Supplemental Data :

Tons shipped (000)	609	647	586	1,901	1,695
Shipping days	64	64	64	192	191

Average selling price/ton	$2,001	$1,992	$1,761	$1,944	$1,725
Gross profit/ton	285	253	237	260	239
Operating profit/ton	54	32	17	39	20

LIFO expense (income)/ton	(12)	74	4	39	30

LIFO expense (income)	$(7.4)	$48.1	$2.6	$74.0	$50.6

Depreciation and amortization expense	10.6	11.3	9.7	32.4	28.1

Cash flow from operating activities	73.9	(71.5)	(11.7)	(101.3)	(176.4)
Capital expenditures	(11.2)	(12.7)	(4.9)	(30.3)	(19.9)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Inc. to EBITDA

(Dollars in millions)

	2011		2010
	Third Quarter	Second Quarter	Third Quarter
Net income (loss) attributable to Ryerson Inc.	$12.1	$(7.2)	$(14.5)
Interest and other expense on debt	20.3	20.4	18.8
Provision for income taxes	3.5	7.7	5.1
Depreciation and amortization expense	10.6	11.3	9.7

EBITDA	$46.5	$32.2	$19.1
Reorganization	3.6	2.6	1.3
Advisory services fee	1.3	1.2	1.3
Foreign currency transaction (gains) losses	(1.8)	0.2	1.3
Impairment charge on fixed assets	2.2	2.5	0.2
Gain on bargain purchase	—	0.5	—
Other adjustments	0.6	—	0.6

Adjusted EBITDA	$52.4	$39.2	$23.8

Adjusted EBITDA	$52.4	$39.2	$23.8
LIFO expense (income)	(7.4)	48.1	2.6

Adjusted EBITDA, excluding LIFO expense (income)	$45.0	$87.3	$26.4

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charge on fixed assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income).